QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SYNTA PHARMACEUTICALS CORP.

        The undersigned, for the purpose of amending and restating the Certificate of Incorporation of Synta Pharmaceuticals Corp. filed on March 10, 2000, as amended, hereby certifies as follows:

        1.     The name of the corporation is Synta Pharmaceuticals Corp. (the "Corporation"). The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 10, 2000 under the name Neutra Pharmaceuticals Corp. An Amendment to the Certificate of Incorporation changing the name of the Corporation to Synta Pharmaceuticals Corp. was filed on July 12, 2001. Thereafter an Amendment to the Certificate of Incorporation was filed on September 5, 2002, two Certificates of Ownership were filed on December 30, 2002 and an Amendment to the Certificate of Incorporation was file on November 4, 2004.

        2.     The Certificate of Incorporation of the Corporation, as amended, is hereby further amended, among other provisions, to amend Article 4 by substituting in lieu of said Article 4 a new Article 4 as set forth in the Restated Certificate of Incorporation set forth below.

        3.     This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

        4.     Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted consented to the adoption of the aforesaid amendment without a meeting, without a vote and without prior notice and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

        5.     The text of the Restated Certificate of Incorporation of the Corporation, as amended and restated herein, shall read in its entirety as follows:

RESTATED CERTIFICATE OF INCORPORATION
OF
SYNTA PHARMACEUTICALS CORP.

1.    The name of the corporation is Synta Pharmaceuticals Corp.

2.    The registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

3.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4.    (a)    The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Sixty Six Million (166,000,000), consisting of:

          (i)    One Hundred Fifty Eight Million (158,000,000) shares of Common Stock, par value Zero Dollars and One One-Hundredth Cent ($0.0001) per share (the "Common Stock") and

          (ii)   Eight Million (8,000,000) shares of Preferred Stock, par value Zero Dollars and One One-Hundredth Cent ($0.0001) per share (the "Preferred Stock"), all of which are designated as shares of Series A Convertible Preferred Stock, par value Zero Dollars and One One-Hundredth Cent ($0.0001) per share (the "Series A Preferred").

        (b)    Common Stock.

        1.    General.    The voting, dividend and liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any series of Preferred Stock.

        2.    Voting Rights.    The holders of record of the Common Stock are entitled to one vote per share on all matters to be voted on by the Corporation's stockholders. Except as provided by law or this Certificate of Incorporation, holders of Common Stock shall vote together as a single class on all matters with the holders of Preferred Stock. There shall be no cumulative voting..

        3.    Dividends.    Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in their sole discretion, subject to provisions of law, any provision of this Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder.

        4.    Liquidation.    Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of record of the Common Stock will be entitled to receive pro rata all assets of the Corporation available for distribution to its stockholders, subject, however, to the liquidation rights of the holders of Preferred Stock authorized, issued and outstanding hereunder.

        (c)    Series A Convertible Preferred Stock.    The preferences, privileges and restrictions granted to or imposed upon the Corporation's Series A Convertible Preferred Stock, par value $0.0001 per share (the "Series A Preferred"), or the holders thereof, are as follows:

1.    Dividend Rights.

        (a)    From and after the date of issuance of each respective share of Series A Preferred, dividends shall accrue on a quarterly basis on each such share of Series A Preferred, whether or not funds are legally available therefor and whether or not declared by the Board of Directors, at the rate equal to 8% per annum (the "Series A Dividends"). The Series A Dividends will be calculated in arrears on the last day of each fiscal quarter of each year (each a "Dividend Date") in respect of the prior quarterly period but without prorating for any partial quarterly period. From time to time the Board of Directors of the Corporation may declare and pay dividends or distributions on shares of the Common Stock; provided that (1) all accrued Series A Dividends shall have been paid in full prior to the date of any such declaration, payment or distribution and (2) no shares of Series A Preferred remain outstanding on the date of any such declaration, payment or distribution; and provided, further, that the Series A Dividends shall be (A) paid upon a Liquidation (as defined below) of the Corporation, (B) paid upon a Deemed Liquidation (as defined below) of the Corporation and (C) converted into shares of the Corporation's capital stock upon conversion of the Series A Preferred pursuant to Section 3.

        (b)    If, with the affirmative consent or vote of the holders of at least a majority in voting power of the shares of Series A Preferred then outstanding, voting together as a single class, the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock (other than a dividend payable entirely in shares of the Common Stock of the Corporation), then the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of the Series A Preferred payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of Series A Preferred as would have been payable on the largest number of whole shares of Common Stock which each share of Series A Preferred held by each holder thereof would have received if such Series A Stock had been converted to Common Stock pursuant to the provisions of Section 3 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends; and

        2.    Liquidation Rights.

        (a)    Treatment at Liquidation, Dissolution or Winding Up.

        (i)    In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), the holders of Series A Preferred shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, before payment or distribution of any of such assets to the holders of any other class or series of the Corporation's capital stock designated to be junior to the Series A Preferred, an amount equal to $5.00 per share of Series A Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series A Preferred, as hereinafter provided and, as so adjusted from time to time, is hereinafter referred to as the "Series A Base Liquidation Price") plus all accrued but unpaid Series A Dividends thereon and any other dividends declared but unpaid thereon, to and including the date full payment shall be tendered to the holders of Series A Preferred with respect to such Liquidation Event.

        (ii)   If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Series A Preferred of all amounts distributable to them under Section 2(a)(i) hereof, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Series A Preferred.

        (iii)  Following payment in full to the holders of Series A Preferred of all amounts distributable to them under Section 2(a)(i) hereof, the remaining assets of the Corporation available for distribution to holders of the Corporation's capital stock shall be distributed on a pro rata basis among the holders of the Common Stock.

        (b)    Deemed Liquidation.    For purposes of this Section 2, unless waived by the affirmative consent or vote of the holders of at least a majority in voting power of the shares of Series A Preferred then outstanding, voting together as a single class, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes): (i) involving the merger or consolidation of the Corporation into or with another entity (other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation of such surviving entity outstanding immediately after such transaction or series of transactions), (ii) involving the sale, lease, exchange, license (other than a license made in the ordinary course of business that does not prevent the Corporation from continuing its business as conducted or as proposed to be conducted) or other conveyance of all or substantially all of the assets of the Corporation; or (iii) following which holders of the Corporation's capital stock outstanding immediately prior to such transactions or series of related transactions hold 50% or less of the voting securities of the entity surviving such transaction or series of related transactions or entity controlling such surviving entity (each such transaction under clauses (i) through (iii), a "Deemed Liquidation Event").

        (c)    Distributions other than Cash.    In the event of a Liquidation Event or Deemed Liquidation Event resulting in the availability of assets other than cash, the holders of Series A Preferred will be entitled to a distribution of cash and, in the event there is insufficient cash available to satisfy the liquidation preferences and other distribution rights stated in this Section 2, other assets equal in value to the liquidation preference and other distribution rights stated in this Section 2. In the event that such distribution to the holders of shares of Series A Preferred will include any assets other than cash, the Board of Directors will first determine in good faith and with due care the value of such assets for such purpose, except that, any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution or winding up of the Corporation shall be valued as follows: (i) if the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the distribution or (ii) if the securities are actively traded over-the counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution. The method of valuation of such securities subject to investment letter or other restrictions on free marketability shall include making an appropriate discount from the market value determined as above to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors. For the purposes of this subsection 2(c), "trading day" shall mean any day on which the exchange or system on which the securities to be distributed are traded is open and "closing prices" or "closing bid prices" shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the "regular hours" trading period that is generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

        3.    Conversion.    The holders of Series A Preferred shall have conversion rights as follows (the "Conversion Rights"):

        (a)    Right to Convert; Conversion Price.    Each share of Series A Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Series A Base Liquidation Price plus all accrued but unpaid Series A Dividends thereon and any other dividends declared but unpaid thereon up to and including the date of conversion by (ii) the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The Conversion Price for purposes of calculating the number of shares of Common Stock deliverable upon conversion without the payment of any additional consideration by the holder of Series A Preferred (the "Conversion Price") shall initially be $5.00 (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series A Preferred, as hereinafter provided).

        (b)    Mechanics of Voluntary Conversion.    Before any holder of Series A Preferred shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of any shares of Series A Preferred. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        (c)    Automatic Conversion.

          (i)    Automatic Conversion Upon Public Offering.    Upon the closing of the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of the Corporation's Common Stock (the "IPO"), each share of Series A Preferred shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Series A Base Liquidation Price plus all accrued but unpaid Series A Dividends thereon and any other dividends declared but unpaid thereon up to and including the date of conversion by (ii) the IPO Conversion Price (as defined below). The IPO Conversion Price for purposes of calculating the number of shares of Common Stock deliverable upon automatic conversion upon the closing of the IPO (the "IPO Conversion Price") shall equal the lesser of (A) the Series A Base Liquidation Price as of the date of such closing and (B) an amount equal to 66.6667% of the "offering price to public" of the shares of Common Stock sold in the IPO.

          (ii)    Automatic Conversion Upon Vote of Series A Preferred.    Upon the affirmative consent or vote of the holders of at least a majority in voting power of the shares of Series A Preferred then outstanding, voting together as a single class, each share of Series A Preferred shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (A) the Series A Base Liquidation Price plus all accrued but unpaid Series A Dividends thereon and any other dividends declared but unpaid thereon up to and including the effective date of such consent or vote by (ii) the Conversion Price, determined as hereinafter provided, in effect at the time of such consent or vote.

          (iii)    Automatic Conversion Mechanics.    Upon the occurrence of an event specified in Section 3(c)(i) or (ii) hereof, all shares of Series A Preferred shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or the transfer agent for the Series A Preferred, provided, however, that the Corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock into which such shares of Series A Preferred were convertible unless the certificate or certificates representing such shares of Series A Preferred being converted are either delivered to the Corporation or the transfer agent of the Series A Preferred, or the holder notifies the Corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes and delivers an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity. Upon such automatic conversion of Series A Preferred, each holder of Series A Preferred shall surrender the certificate or certificates representing such holder's shares of Series A Preferred at the office of the Corporation or of the transfer agent for the Series A Preferred. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in such holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred. No fractional shares of Common Stock shall be issued upon the automatic conversion of Series A Preferred. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the IPO Conversion Price (in the case of an automatic conversion pursuant to Section 3(c)(i) or then effective Conversion Price (in the case of an automatic conversion pursuant to Section 3(c)(ii), as the case may be.

          (d)    Special Optional Conversion Following Qualified Financing.

          (i)    Optional Conversion into Investor Stock.    At any time during the Optional Conversion Period (as defined below), each share of Series A Preferred shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series A Preferred, into such number of fully paid and non-assessable shares of the same type and class of capital stock ("Investor Stock") of the Corporation that are issued and sold in the Qualified Financing (as defined below) as is determined by dividing (A) the Series A Base Liquidation Price plus all accrued but unpaid Series A Dividends thereon and any other dividends declared but unpaid thereon up to and including the date of conversion by (B) the price per share of Investor Stock paid by the purchasers of such Investor Stock in such Qualified Financing (the "Investor Stock Price").

          (ii)    Optional Conversion Period.    For purposes of this Section 3(d), the "Optional Conversion Period" shall be the period commencing upon the closing of a Qualified Financing and ending on the earlier to occur of (A) sixty (60) days following the closing of such Qualified Financing and (B) 4:00 p.m., New York city time, on the business day preceding an automatic conversion event specified in Section 3(c)(i) or (ii) hereof, if applicable.

          (iii)    Qualified Financing.    For purposes of this Section 3(d), a "Qualified Financing" means a transaction, or series of related transactions, entered into by the Corporation for the primary purpose of raising capital in which the Corporation issues shares of its capital stock and receives gross proceeds of at least Five Million Dollars ($5,000,000); provided that (A) a Qualified Financing shall not include the IPO nor any sale of equity by the Company entered into by the Company primarily for purposes other than capital raising, as reasonably determined by the Board of Directors, and (B) the rights of optional conversion set forth in Section 3(d)(i) above shall apply only to the first Qualified Financing occurring after the Original Issue Date (as defined in Section 3(e)(i) below), and not to any other successive transaction, or series of related transactions, entered into by the Corporation for the primary purpose of raising capital. For purposes of illustration only, the issuance and sale of capital stock by the Corporation to a pharmaceutical company as part of a research collaboration agreement that involves the licensing of the Corporation's intellectual property right would not be considered a Qualified Financing hereunder.

          (iv)    Notice of Qualified Financing.    Promptly following the closing of a Qualified Financing, the Corporation shall mail to each holder of Series A Preferred a notice specifying the terms and conditions of such Qualified Financing in reasonable detail (including date on which such closing occurred) and the date on which the Optional Conversion Period will expire (subject to any automatic conversion event specified in Section 3(c)(i) or (ii) hereof).

          (v)    Optional Conversion Mechanics.    Before any holder of Series A Preferred shall be entitled to convert the same into full shares of Investor Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Investor Stock to be issued. No fractional shares of Investor Stock shall be issued upon conversion of any shares of Series A Preferred. In lieu of any fractional shares of Investor Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Investor Stock Price. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Investor Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Investor Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Investor Stock on such date.

          (e)    Adjustments to Conversion Price.

          (i)    Special Definitions.    For purposes of this Section 3(e), the following definitions shall apply:

            (A)    "Original Issue Date" shall mean the date on which shares of Series A Preferred were first issued.

            (B)    "Additional Shares of Common Stock" shall mean all shares of Common Stock deemed to be issued pursuant to Section 3(e)(ii) by the Corporation after the Original Issue Date.

          (ii)    Stock Dividends, Stock Distributions and Subdivisions.    In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

          (A)  in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

          (B)  in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which corporate action becomes effective.

          If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made for the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(e)(ii) as to the time of actual payment of such dividend.

          (iii)    Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

            (A)    Stock Dividends, Distributions or Subdivisions.    In the event the Corporation shall be deemed to have issued Additional Shares of Common Stock pursuant to Section 3(e)(ii) in a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

            (B)    Combinations or Consolidations.    In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (e)    No Impairment.    The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred against impairment.

          (f)    Certificate as to Adjustments.    Upon the occurrence of each adjustment or readjustment of the Conversion Price or Conversion Ratio pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Series A Preferred, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Series A Preferred, furnish to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price or Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of each share of Series A Preferred.

          (g)    Notices of Record Date.    In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Series A Preferred at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

          (h)    Common Stock Reserved.    The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred.

          (i)    Certain Taxes.    The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of any shares of Series A Preferred, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of such Series A Preferred.

          (j)    Closing of Books.    The corporation shall at no time close its transfer books against the transfer of any Series A Preferred, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred in any manner which interferes with the timely conversion or transfer of such Series A Preferred.

        4.    Protective Provisions.    The Corporation shall not, without first having obtained the affirmative consent or vote of the holders of at least a majority in voting power of the shares of Series A Preferred then outstanding, voting together as a single class:

          (i)    amend, alter or repeal any provision of this Certificate of Incorporation (whether by amendment, consolidation, merger or otherwise) if such amendment would alter or change the powers, or special rights of the Series A Preferred so as to affect the holders thereof adversely; or

          (ii)   authorize or issue or obligate itself to authorize or issue (whether by reclassification or otherwise) any new class or series of capital stock of the Corporation (or other security including any obligation or other security convertible into or exercisable for any equity security) having relative rights or preferences superior to or on a parity with the Series A Preferred with respect to voting, dividends, conversion or liquidation preference.

        5.    Voting.    Except as otherwise required by law or this Certificate of Incorporation, the holders of the Series A Preferred and the holders of Common Stock shall be entitled to notice of any stockholders' meeting and to vote as a single class upon any matter submitted to the stockholders for a vote, on the following basis:

          (i)    Holders of Common Stock shall have one vote per share of Common Stock held by them; and

          (ii)   Holders of the Series A Preferred shall have that number of votes per share of Series A Preferred as is equal to the number of shares of Common Stock into which each such share of Series A Preferred held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting.

        6.    No Reissuance of Series A Preferred.    No share or shares of Series A Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the corporation shall be authorized to issue.

        7.    Residual Rights.    All rights accruing to the outstanding shares of the Corporation not expressly provided for in the terms of the Series A Preferred shall be vested in the Common Stock.

        8.    Waiver.    Any of the rights of the holders of Series A Preferred set forth herein that accrue solely to such holders may be waived by the affirmative consent or vote of the holders of at least a majority in voting power of the shares of Series A Preferred then outstanding, voting together as a single class, unless any other percentage of holders is expressly set forth herein.

5.    The Corporation is to have perpetual existence.

6.    For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

        a.     The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

        b.     After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation.

        c.     The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

7.    The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.    No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

9.    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

10.    From time to time any of the provisions of this Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate of Incorporation are granted subject to the provisions of this Article.

        IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation, which restates, integrates and amends the provisions of the Certificate of Incorporation of the Corporation, as amended, to be signed this 2 day of June, 2006.

SYNTA PHARMACEUTICALS CORP.
By:	/s/ SAFI R. BAHCALL Safi R. Bahcall President and CEO

QuickLinks

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SYNTA PHARMACEUTICALS CORP.